Exhibit 10.5

Technology Service Agreement

Project Name: Study of the Protein Microbial Activity Monitoring System

Party A: Jiangsu Puhe Biotechnology Co., Ltd.

Party B: Jiangnan University

Signing Date: 2022-05-17

Signing Location: Jiangnan University

Valid Period: 2022/05/17-2024/12/31

In accordance with the provisions of the Civil Code of the People’s Republic of China, Party A and Party B (the “Parties”), on the basis of equality, reach the following agreement (the “Agreement”) through friendly negotiation:

1.	The Research Project: the study of the Protein Microbial Activity Monitoring System.

2.	Contents of the Research Project

a.	Party B shall assist Party A in conducting the demand analysis and research of Protein Microbial Activity Monitoring System as per the requirements of Party A;

b.	Party B shall formulate the research and development plan of the Protein Microbial Activity Monitoring System, and design the online monitoring and control system for the protein microbial culture process, and perform systematic design of the determination of the monitoring algorithm, of key circuits, and of the software and hardware;

c.	Party B shall assist Party A in carrying out the continuous experimentation of the Protein Microbial Activity Monitoring System, to validate the feasibility of the technical solution, with the support of Party A; and

d.	Party B shall develop an operable monitoring scheme for the microbial environment and culture methods, which shall optimize the sensor hardware structure, optimize the response speed of the software system, and customize the expansion function of the monitoring system.

3.	Term, location and manner of performance:

a.	Term of Agreement: May 17, 2022 – December 31, 2024.

b.	Location: Jiangnan University.

c.	Manner of performance: submit the relevant technical information and data for the Research Project, and provide on-site technical guidance.

4.	Confidentiality

a.	“Confidential Information” refers to the technical information that needs to be kept confidential and has been confirmed with signatures by both parties.

b.	The individuals who will undertake the obligation of confidentiality shall be determined and confirmed with signatures by both parties.

c.	The obligations of confidentiality shall remain in full force and effect for a period of three (3) years.

d.	The Parties may enter into a separate confidentiality agreement if it is deemed necessary to specify such obligations.

5.	Payment

a.	Party A shall pay Party B a total of RMB 20,000 in technical service fee.

b.	Payment Method: Party A shall transfer the payment from its bank account to the bank account designated by Party B. The payment shall be made in two installments: (i) the first instalment of RMB 10,000 shall be paid within 15 days of the execution of the Agreement; and (ii) the second instalment of RMB 10,000 shall be paid upon the full completion of the Research Project to Party A’s satisfaction.

c.	Within seven (7) days of receipt of payment, Party B issue a value-added tax invoice for the same amount to Party A and initiate its performance upon receipt of the payment.

6.	Acceptance Criteria: Both parties shall jointly conduct the inspection according to the technical specifications stipulated in Article 2 of this Agreement.

7.	Breach

a.	If Party A fails to pay the technical service fee on time, Party B has the right to stop performing the technical services; and

b.	If the technical service fee to be paid is not settled within 30 days from the due date, Party B shall have the right to unilaterally terminate the Agreement, while entitled to demand immediate payment in full.

c.	Any confidentiality obligation undertaken by Party B shall be terminated.

d.	If Party B breaches the Agreement, Party B shall bear the corresponding liabilities.

8.	In the event of any dispute, controversy, or claim arising out of or relating to this Agreement, including its formation, validity, interpretation, performance, breach, or termination, governed by the laws of the People’s Republic of China, the parties agree to first attempt to resolve the dispute through good-faith negotiations. If the parties are unable to resolve the dispute through negotiations, either party may initiate actions of dispute resolution, the venue of which shall be the People’s Court of [City], China.

9.	Both parties agree that they shall jointly own the right, title, and interest to and in all newly generated patents, copyrights and other intellectual property rights in and to all tangible materials, information and data developed in the Research Project, with Party A having the exclusive right to use.

10.	Party A shall not use the name or emblem of Party B for advertising or promotional purposes. Without the prior written consent of Party B, Party A shall not display or indirectly display the name or emblem of Party B on the appearance, packaging, labels, instructions, or service descriptions of its products. If Party A violates any such of agreements, Party B has the right to demand from Party A the damage for infringement. All personnel involved in the Research Project shall observe and strictly adhere to the relevant laboratory safety rules.

11.	This Agreement is made in quintuplicate, two copies for Party A and three copies for Party B, and each copy bearing the same legal effect.

12.	This Agreement will take effect upon being signed and sealed by both parties.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

Jiangsu Puhe Biotechnology Co., Ltd.

Authorized Agent: Fujun Yu
Signature:	/s/ Fujun Yu
Date: May 17, 2022

Jiangnan University

Authorized Agent: Wei Chen
Signature:	/s/ Wei Chen
Date: May 17, 2022